Exhibit 99.1

Talos Energy Announces Second Quarter 2026 Operational and Financial Results

Houston, Texas, August 4, 2026 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced its operational and financial results for the three months ended June 30, 2026. Talos also provided third quarter 2026 production guidance and revised full-year 2026 guidance.

Second Quarter Operational and Financial Highlights

•
Produced 68.6 thousand barrels of oil per day (“MBo/d”) and 93.7 thousand barrels of oil equivalent per day (“MBoe/d”); oil and total equivalent production exceeded guidance ranges driven by strong uptime and well performance.
•
Reported net cash provided by operating activities of $300.6 million.
•
Generated Adjusted Free Cash Flow(1)(2) of $231.6 million.
•
Recorded Net Income(2) of $149.7 million or $0.88 Net Income(2) per diluted share; Adjusted Net Income(1)(2) of $97.8 million or $0.57 Adjusted Net Income per diluted share(1)(2).
•
Generated Adjusted EBITDA(1)(2) of $402.4 million.
•
Invested $112.5 million of capital expenditures, excluding plugging and abandonment and settled decommissioning obligations.
•
Strengthened balance sheet with $577.6 million of cash, an undrawn credit facility, a Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA(1)(2) of 0.5x, as of June 30, 2026.
•
Completed the Genovesa workover and returned the well to production late in the second quarter.
•
Finished drilling operations at Monument #3 and encountered approximately 250 feet of net pay, in-line with pre-drill expectations.
•
Commenced the Daenerys appraisal well program; results from the first appraisal well expected by year-end 2026.

Key Strategic Highlights

•
Increased midpoint of full-year 2026 production guidance to 66 MBo/d and 89 MBoe/d; excluding the announced Gulf of America bolt-on acquisition and after adjusting for the closed non-core shelf divestment.
•
Achieved greater than 65% of the Optimal Performance Plan 2026 target; on track to fully achieve by year-end 2026.
•
Announced acquisition of Gulf of America deepwater oil assets from Shell; BP elected not to exercise its preferential right, with the transaction expected to close in the third quarter of 2026.
•
Announced strategic development farm-in transaction with Repsol in offshore Mexico Block 29.
•
Signed agreements to acquire an 80% operated interest in an offshore Honduras block spanning more than 4 million gross acres through a seismic commitment, providing access to a large-scale exploration position within a working petroleum system.
•
Closed non-core shelf divestment of non-operated gas assets on July 15th; eliminates approximately $54 million of ARO and decommissioning obligations.
•
Enhanced financial flexibility through issuance of $800 million of 8.000% notes due 2034; proceeds used to fully redeem $625 million of 9.000% notes due 2029 and fund a portion of the previously announced Gulf of America bolt-on acquisition.
•
Upsized credit facility to $850 million from $700 million, effective upon closing of the Gulf of America bolt-on acquisition.
•
Executed a rig contract for the West Vela drillship commencing in mid-2027; primary term of one year with extension options.

"The second quarter marked another meaningful step forward in the execution of our strategy and reinforces our confidence in the long-term value creation opportunities ahead," said Paul Goodfellow, President and Chief Executive Officer of Talos. "We advanced all three pillars of our strategic framework as we continue to build a long-lived, scaled portfolio by expanding our deepwater scale, enhancing our development inventory through greenfield opportunities, and adding large-scale exploration potential at low entry cost. At the same time, our teams continued delivering on the Optimal Performance Plan, achieving more than 65% of the 2026 target in the first half of the year and demonstrating our relentless focus on operational excellence, cost discipline and value creation.

TALOS ENERGY INC.	1	333 Clay St., Suite 3300, Houston, TX 77002

These strategic achievements were complemented by strong execution across our base business. We exceeded the high end of our production guidance ranges, increased our full-year production outlook and generated record Free Cash Flow. We also commenced the Daenerys appraisal program, which has the potential to further enhance the longevity of our deepwater portfolio.

Taken together, these accomplishments demonstrate our ability to successfully execute on both fronts – advancing our Three Strategic Pillars while continuing to deliver exceptional operational and financial results from our base business. With strong momentum across the organization, we remain focused on building the foundation to be a leading pure-play offshore E&P and look forward to closing the previously announced Gulf of America bolt-on acquisition later in the third quarter."

Footnotes:

(1)
Please see “Supplemental Non-GAAP Information” for details and reconciliations of GAAP to non-GAAP financial measures.
(2)
Attributable to Talos Energy Inc.

TALOS ENERGY INC.	2	333 Clay St., Suite 3300, Houston, TX 77002

RECENT DEVELOPMENTS AND OPERATIONS UPDATE

Operations Update:

Production Update: During the second quarter, oil and total equivalent production exceeded second quarter guidance ranges, primarily driven by production optimization initiatives, strong base asset performance, high facility uptime, and continued outperformance from the new Cardona well. Additionally, the Company successfully completed the Genovesa workover and returned the well to production late in the quarter, with performance in line with expectations. Lease operating expense totaled $18.25 per Boe, including approximately $1.75 per Boe associated with one-time well intervention work performed during the quarter.

Monument: The first Monument development well was successfully drilled to its total measured depth of 32,250 feet and encountered approximately 250 feet of net pay, confirming pre-drill expectations. Drilling is set to commence on the second development well followed by completion operations on both wells. First production is expected by year-end 2026 and to be between 20–30 MBoe/d gross. Monument is a large Wilcox oil discovery in Walker Ridge blocks 271, 272, 315, and 316. Monument is being developed as a subsea tie-back to the Shenandoah production facility in Walker Ridge with committed firm capacity of 20 MBbl/d. There is a prospective drilling location that could extend the resource beyond the base development case. Beacon Offshore Energy LLC as operator, holds a 41.7% W.I., Talos holds 29.7% W.I. and Navitas Petroleum LP holds a 28.6% W.I.

Non-Core Shelf Divestment: On July 15, 2026, the Company closed the sale of non-operated, gas Shelf and Gulf Coast properties through the divestiture of a legal subsidiary to a counterparty. The divestment eliminates approximately $54 million of ARO liabilities and decommissioning obligations. Production for the second quarter 2026 was approximately 700 Bo/d / 3.5 MBoe/d, ~20% oil.

Exploration and Appraisal Update:

Daenerys: The Daenerys appraisal well was spud on July 1, 2026, and operations are progressing according to plan. Results are expected by year-end 2026.

Offshore Honduras: Talos executed definitive agreements to acquire an 80% operated working interest in an offshore Honduras block spanning more than 4 million gross acres, with CaribX retaining the remaining 20% working interest. Talos has closed on a 45% working interest and assumed operatorship. The acquisition of the remaining 35% working interest is subject to approval by Honduras's Secretaría de Energía (SEN), which is expected within approximately 90 days.

The acreage provides exposure to both shallow and deepwater exploration opportunities, including untested deepwater Miocene prospects within a working petroleum system. The transaction is structured as a seismic carry and minimal sunk-cost reimbursement, providing access to large-scale exploration potential at a low entry cost. Talos has the option to participate in an exploration well, subject to the results of the seismic program. An initial 3D seismic campaign is planned for the second half of 2026.

Share Repurchase Program:

During the second quarter of 2026, Talos did not repurchase any shares due to the Company's corporate blackout period associated with the previously announced Gulf of America acquisition. Since announcing its current return of capital framework in the second quarter 2025, Talos has returned approximately $135 million to shareholders through share repurchases resulting in a reduction to outstanding share count by approximately 7%.

The Company's Board of Directors recently authorized an increase in total share repurchase authorization back up to $200 million. The remaining share repurchase authorization as of August 1, 2026, is $200 million. Under Talos's capital allocation framework, management expects to allocate up to 50% of annual free cash flow to share repurchases. The timing and amount of any repurchases under the Company's share repurchase program will depend on market conditions, share price, legal requirements, and other factors, and may be made from time to time in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Credit Facility Update:

In connection with the previously announced Gulf of America bolt-on acquisition, Talos has secured $150 million of incremental commitments from its existing lenders, increasing the Company's borrowing base from the current $700 million to $850 million, subject to and effective upon closing the acquisition.

TALOS ENERGY INC.	3	333 Clay St., Suite 3300, Houston, TX 77002

SECOND QUARTER 2026 RESULTS

Key Financial Highlights:

($ thousands, except per share and per Boe amounts)	Three Months Ended June 30, 2026
Total revenues	$664,813
Net Income (Loss) attributable to Talos Energy Inc.	$149,667
Net Income (Loss) attributable to Talos Energy Inc. per diluted share	$0.88
Adjusted Net Income (Loss)(1) attributable to Talos Energy Inc.	$97,777
Adjusted Net Income (Loss) attributable to Talos Energy Inc. per diluted share(1)	$0.57
Adjusted EBITDA attributable to Talos Energy Inc.(1)	$402,180
Adjusted EBITDA attributable to Talos Energy Inc. excluding hedges(1)	$476,326
Capital Expenditures	$112,518

(1)
Please see “Supplemental Non-GAAP Information” for details and reconciliations of GAAP to non-GAAP financial measures.

Production

Production for the second quarter 2026 was 93.7 MBoe/d (73% oil, 81% liquids).

Three Months Ended June 30, 2026
Oil (MBbl/d)	68.6
Natural Gas (MMcf/d)	107.7
NGL (MBbl/d)	7.2
Total average net daily (MBoe/d)	93.7

	Three Months Ended June 30, 2026
	Production	% Oil	% Liquids	% Operated
Deepwater	85.6	75%	83%	82%
Shelf and Gulf Coast	8.1	49%	59%	74%
Total average net daily (MBoe/d)	93.7	73%	81%	81%

Three Months Ended June 30, 2026
Average realized prices (excluding hedges):
Oil ($/Bbl)	$99.47
Natural Gas ($/Mcf)	$3.17
NGL ($/Bbl)	$19.85
Average realized price ($/Boe)	$77.95

Average NYMEX prices:
WTI ($/Bbl)	$92.79
Henry Hub ($/MMBtu)	$2.87

Lease Operating & General and Administrative Expenses

Total lease operating expenses for the second quarter 2026, including workover, maintenance and insurance costs, were $155.7 million, or $18.25 per Boe.

Adjusted General and Administrative expenses for the second quarter 2026, adjusted to exclude one-time transaction-related costs, and non-cash equity-based compensation, were $36.9 million, or $4.32 per Boe.

($ thousands, except per Boe amounts)	Three Months Ended June 30, 2026
Lease Operating Expenses	$155,683
Lease Operating Expenses per Boe	$18.25
Adjusted General & Administrative Expenses(1)	$36,873
Adjusted General & Administrative Expenses per Boe(1)	$4.32

(1)
Please see “Supplemental Non-GAAP Information” for details and reconciliations of GAAP to non-GAAP financial measures.

TALOS ENERGY INC.	4	333 Clay St., Suite 3300, Houston, TX 77002

Capital Expenditures

Capital expenditures for the second quarter 2026, excluding plugging and abandonment and settled decommissioning obligations, totaled $112.5 million.

($ thousands)	Three Months Ended June 30, 2026
U.S. drilling & completions	$85,294
Asset management(1)	13,152
Seismic and G&G, land, capitalized G&A and other	14,072
Total Capital Expenditures	$112,518

(1)
Asset management consists of capital expenditures for development-related activities primarily associated with recompletions and improvements to our facilities and infrastructure.

Plugging & Abandonment Expenditures

Capital expenditures for plugging and abandonment and settled decommissioning obligations for the second quarter 2026 totaled $18.9 million.

Three Months Ended June 30, 2026
Plugging & Abandonment and Decommissioning Obligations Settled(1)	$18,923

(1)
Settlement of decommissioning obligations as a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency.

Liquidity and Leverage

At June 30, 2026, Talos had a borrowing base of $700.0 million under its Bank Credit Facility with approximately $95.7 million in outstanding letters of credit. Letters of credit that are outstanding reduce the available revolving credit commitments. Cash was $577.6 million, providing Talos approximately $1,181.9 million of liquidity at quarter end. On June 30, 2026, Talos had $1,250.0 million in total debt. Net Debt(1) was $672.4 million, Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA attributable to Talos Energy Inc.(1) was 0.5x.

Footnotes:

(1)
Please see “Supplemental Non-GAAP Information” for details and reconciliations of GAAP to non-GAAP financial measures.

OPERATIONAL & FINANCIAL GUIDANCE UPDATES

For the third quarter 2026, Talos expects production to be in the range from 61 to 65 MBo/d and 81 to 85 MBoe/d.

Talos has increased its full-year 2026 production guidance and now expects production to range from 64 to 68 MBo/d and 87 to 91 MBoe/d. This guidance excludes the previously announced Gulf of America bolt-on acquisition and reflects the impact of the closed non-core shelf divestment. The Company expects to update its 2026 operating and financial guidance following the close of the acquisition.

The following table summarizes Talos’s revised full-year 2026 operational and production guidance.

		Original		Revised
		FY 2026		FY 2026
($ Millions, unless highlighted):		Low	High	Low	High
Production	Avg Daily Production (MBoe/d)	85.0	90.0	87.0	91.0
	Avg Daily Production (MBo/d)	62.0	66.0	64.0	68.0
Capex	Capital Expenditures(1)	$500	$550	$500	$550
P&A Expenditures	P&A, Decommissioning	$100	$130	$100	$130
Cash Expenses	Cash Operating Expenses and Workovers(2)(3)(4)*	$560	$590	$560	$590
	G&A(3)(5)*	$130	$140	$135	$145
	Interest Expense(6)	$155	$165	$155	$165

(1)
Excludes acquisitions.
(2)
Includes Lease Operating Expenses and Maintenance.

TALOS ENERGY INC.	5	333 Clay St., Suite 3300, Houston, TX 77002

(3)
Includes insurance costs.
(4)
Includes reimbursements under production handling agreements.
(5)
Excludes non-cash equity-based compensation and transaction and other expenses.
(6)
Includes cash interest expense on debt and finance lease, surety charges and amortization of deferred financing costs and original issue discounts.

*Due to the forward-looking nature a reconciliation of Cash Operating Expenses and Workovers and G&A to the most directly comparable GAAP measure could not be reconciled without unreasonable efforts.

TALOS ENERGY INC.	6	333 Clay St., Suite 3300, Houston, TX 77002

HEDGES

The following table reflects contracted volumes and weighted average prices the Company will receive under the terms of its derivative contracts as of July 31, 2026.

	Instrument Type	Avg. Daily Volume	W.A. Swap	W.A. Floor	W.A. Ceiling
Crude – WTI		(Bbls)	(Per Bbl)	(Per Bbl)	(Per Bbl)
July - September 2026	Fixed Swaps	3,685	$67.77	---	---
	Collar	21,000	---	$61.67	$74.80
October - December 2026	Fixed Swaps	4,000	$62.50	---	---
	Collar	22,978	---	$61.52	$73.81
January - March 2027	Fixed Swaps	7,000	$73.27	---	---
	Collar	22,000	---	$60.91	$75.58
April - June 2027	Fixed Swaps	7,000	$73.27	---	---
	Collar	14,000	---	$65.36	$77.93
Natural Gas – HH NYMEX		(MMBtu)	(Per MMBtu)	(Per MMBtu)	(Per MMBtu)
July - September 2026	Fixed Swaps	26,739	$3.48	---	---
	Collar	6,631	---	$2.75	$3.71
October - December 2026	Fixed Swaps	29,946	$3.78	---	---
	Collar	10,000	---	$2.75	$3.71
January - March 2027	Collar	45,000	---	$3.39	$4.70
April - June 2027	Collar	10,000	---	$3.00	$3.67

CONFERENCE CALL AND WEBCAST INFORMATION

Talos will host a conference call, broadcast live over the internet, on Wednesday, August 5, 2026, at 10:00 AM Eastern Time (9:00 AM Central Time). Listeners can access the conference call through a webcast link on the Company’s website at: Talos Second Quarter 2026 Webcast. Alternatively, the conference call can be accessed by dialing (800) 836-8184 (North American toll-free) or (646) 357-8785 (international). Please dial in approximately 15 minutes before the teleconference is scheduled to begin and ask to be joined into the Talos Energy call. A replay of the call will be available one hour after the conclusion of the conference until August 12, 2026 and can be accessed by dialing (888) 660-6345 and using access code 99686#. For more information, please refer to the Second Quarter 2026 Earnings Presentation available under Presentations and Webcasts on the Investor Relations section of Talos’s website.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven, innovative, independent energy company focused on safely maximizing long-term value through its Exploration & Production business in the United States Gulf of America and offshore Mexico. We leverage decades of technical and offshore operational expertise to acquire, explore, and produce assets in key geological trends while maintaining a focus on safe and efficient operations, environmental responsibility, and community impact. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Kyle Sahni

Kyle.Sahni@talosenergy.com

TALOS ENERGY INC.	7	333 Clay St., Suite 3300, Houston, TX 77002

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

The information in this communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this communication regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast,” “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on our current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about: business strategy; estimated, potential or recoverable resources, reserves and production; drilling prospects, inventories, projects and programs, including operating cost efficiencies, and non-operated assets; our ability to replace the reserves that we produce through drilling, acquisitions, recompletions or enhanced recovery; financial strategy, borrowing base under our bank credit facility, availability of financing sources, including project financing options, liquidity position and capital required for our development program, acquisitions and other capital expenditures; anticipated levels of stock repurchases and leverage ratio; realized oil and natural gas prices; changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements and the impact of such policies on us, our customers and suppliers, and the global economic environment; our ability to obtain financial assurance instruments, including surety bonds, on commercially reasonable terms; expected collateral requirements under existing or future acquisitions, surety agreements, hedging transactions, letters of credit and other secured debt; volatility in the political, legal and regulatory environments where we currently or in the future may operate; risks related to future mergers and acquisitions, including the risk we may not close when expected or at all, and may fail to realize the expected benefits of any such transaction; timing, restrictions and amount of future production of oil, natural gas and NGLs, including changes in supply caused by OPEC or the war in Iran, and any related impact on global oil prices, available resources, and domestic oil production; our hedging strategy and results; future drilling plans; availability of pipeline connections and other infrastructure on economic terms; competition, government regulations, including financial assurance requirements, and legislative and political developments; our ability to obtain permits and governmental approvals; pending legal, governmental or environmental matters; our marketing of oil, natural gas and NGLs; our integration of acquisitions and the anticipated post-acquisition performance of the Company; our ability to identify and acquire future leases, reserves, exploration projects and or business acquisitions on desired terms; costs of exploring, developing, acquiring or abandoning properties; general economic conditions, including the impact of continued inflation and associated changes in monetary policy; political and economic conditions and events in foreign oil, natural gas and NGL producing countries and acts of terrorism or sabotage; credit markets and availability of financial instruments on reasonable terms; estimates of future income taxes; our estimates and forecasts of the timing, number, profitability and other results of wells we expect to drill and other exploration activities; our strategy with respect to our minority investment in the Zama asset; uncertainty regarding our future operating results and our future revenues and expenses; anticipated capital efficiency, margin enhancement and organizational improvements and additional cash flow; impact of new accounting pronouncements on earnings in future periods; and plans, objectives, expectations and intentions contained in this communication that are not historical. Additionally, forward-looking statements may include statements regarding pending acquisitions which are based on management’s current expectations and assumptions such as: future exploration and development opportunities; financing options; estimates of recoverable resources and resource potential; timing of final investment decisions; anticipated costs and expected production commencement and volumes; the timing, closing and benefits of the pending acquisitions; the anticipated impact on our financial position, growth opportunities and competitive position; and projected prospects, plans and objectives related to these assets. All of the forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

TALOS ENERGY INC.	8	333 Clay St., Suite 3300, Houston, TX 77002

These risks include, but are not limited to, commodity price volatility; global demand for oil and natural gas; the ability or willingness of OPEC and other state-controlled oil companies to set and maintain oil production levels and the impact of any such actions; foreign wars and conflicts, including the lack of a resolution to the war in Ukraine and ongoing hostilities in Israel and the Middle East, such as the war in Iran and their impact on commodity markets; the impact of any pandemic, and governmental measures related thereto; lack of necessary infrastructure, transportation and storage capacity as a result of oversupply, government and regulations; political risks, including a global trade war or the impact of a prolonged federal government shutdown or lapse in federal appropriations that could disrupt our operations and future drilling plans and opportunities; lack of availability of drilling and production equipment and services or skilled personnel; adverse weather events, including tropical storms, hurricanes, winter storms and loop currents; cybersecurity threats and incidents; elevated inflation and the impact of central bank policy in response thereto; environmental risks; failure to find, acquire or gain access to other discoveries and prospects or to successfully develop and produce from our current discoveries and prospects; geologic risk; drilling and other operating risks; well control risk; regulatory changes, including the impact of financial assurance requirements; changes in U.S. trade and labor policies, including the imposition of increased tariffs and resulting consequences; the uncertainty inherent in estimating reserves and in projecting future reservoir performance, recoverable resources, resource potential and rates of production; cash flow and access to capital; the timing of development expenditures; risks to our industry and business operations associated with legal challenges by non-governmental organizations and other groups; market factors impacting the availability of surety bonds; and the other risks discussed in “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025 and our subsequent Quarterly Reports on Form 10-Qs, each as filed with the SEC. In addition, risks related to the pending acquisitions include, but are not limited to, our ability to obtain regulatory approval and to consummate the acquisitions; our ability to realize the anticipated benefits of our acquisitions; availability of future project financing; whether the parties elect to proceed with a FID and our ability to reach FID and/or production on the timeline currently contemplated or at all; risks associated with reliance on third-party operators; or risks relating to operations in foreign jurisdictions due to changes in applicable laws, regulations and policies affecting our projects.

Should any risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

PRODUCTION ESTIMATES

Estimates of our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to infrastructure constraints, transportation, processing and storage availability, mechanical failure, human error, adverse weather conditions such as hurricanes, global political and macroeconomic events and numerous other factors. Our estimates are based on certain other assumptions, such as well performance and estimated resource potential and ultimate recovery, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

RESERVE INFORMATION

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions used by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions upward or downward of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

We may use the terms "estimated resource potential," “gross reserves,” "estimated resource," "total recoverable resource potential" and "estimated ultimate recovery" or "EUR" which are not measures of "reserves" prepared in accordance with SEC guidelines or permitted to be included in SEC filings. These types of estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, are inherently by their nature more speculative than estimates of proved or other reserves prepared in accordance with SEC guidelines and do not constitute "reserves" within the meaning of the SEC's rules. These types of resource estimates are subject to greater uncertainties, and accordingly, are subject to a substantially greater risk of actually being realized. Investors are urged to consider closely the disclosures and risk factors in the reports we file with the SEC.

USE OF NON-GAAP FINANCIAL MEASURES

This release may include the use of various measures that have not been calculated in accordance with U.S. generally acceptable accounting principles (GAAP) such as, but not limited to, EBITDA, Adjusted EBITDA, Adjusted EBITDA attributable to Talos Energy

TALOS ENERGY INC.	9	333 Clay St., Suite 3300, Houston, TX 77002

Inc., LTM Adjusted EBITDA attributable to Talos Energy Inc., Net Debt, Net Debt to LTM Adjusted EBITDA attributable to Talos Energy Inc., Adjusted Free Cash Flow attributable to Talos Energy Inc. and Leverage, Adjusted EBITDA attributable to Talos Energy Inc. excluding hedges, Adjusted Net Income (Loss) attributable to Talos Energy Inc. per diluted share, Adjusted Earnings Per Share, Cash Operating Expenses and Workovers, Adjusted General & Administrative Expense and PV-10. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations for non-GAAP measures to GAAP measures are included at the end of this release.

USE OF PROJECTIONS

This release may contain projections, such as, but not limited to, production volumes: cash expenses, including operating expenses, G&A and interest expense; capital expenditures; P&A and decommissioning expenditures; and collateral obligations. Our independent auditors have not audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this release. The assumptions and estimates underlying the projected information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected information. Even if our assumptions and estimates are correct, projections are inherently uncertain due to a number of factors outside our control. Accordingly, there can be no assurance that the projected results are indicative of our future performance or that actual results will not differ materially from those presented in the projected information.

TALOS ENERGY INC.	10	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$577,587	$362,809
Accounts receivable, net	330,349	323,058
Assets from price risk management activities	28,834	54,420
Prepaid assets	141,832	83,080
Other current assets	17,118	17,939
Total current assets	1,095,720	841,306
Property and equipment:
Proved properties	10,912,984	10,621,012
Unproved properties, not subject to amortization	447,034	480,555
Other property and equipment	22,878	22,643
Total property and equipment	11,382,896	11,124,210
Accumulated depreciation, depletion and amortization	(7,291,346)	(6,686,575)
Total property and equipment, net	4,091,550	4,437,635
Other long-term assets:
Restricted cash	76,997	76,181
Equity method investments	44,661	112,382
Other well equipment	61,517	49,307
Notes receivable, net	20,653	19,636
Operating lease assets	8,345	9,214
Other assets	33,836	6,396
Total assets	$5,433,279	$5,552,057
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$87,837	$92,979
Accrued liabilities	225,214	290,223
Accrued royalties	99,237	59,768
Current portion of asset retirement obligations	153,225	112,489
Liabilities from price risk management activities	27,504	6,708
Accrued interest payable	49,181	48,972
Current portion of operating lease liabilities	3,872	3,657
Other current liabilities	33,427	29,925
Total current liabilities	679,497	644,721
Long-term liabilities:
Long-term debt	1,228,764	1,226,189
Asset retirement obligations	1,240,920	1,219,639
Operating lease liabilities	10,051	11,956
Other long-term liabilities	240,891	281,429
Total liabilities	3,400,123	3,383,934
Commitments and contingencies
Equity:
Talos Energy Inc. stockholders' Equity:
Preferred stock; $0.01 par value; 30,000,000 shares authorized and zero shares issued or outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Common stock; $0.01 par value; 270,000,000 shares authorized; 189,641,450 and 188,530,052 shares issued as of June 30, 2026 and December 31, 2025, respectively	1,896	1,885
Additional paid-in capital	3,305,983	3,296,643
Accumulated deficit	(1,024,898)	(918,400)
Treasury stock, at cost; 22,676,655 and 20,015,369 shares as of June 30, 2026 and December 31, 2025, respectively	(250,347)	(212,144)
Total Talos Energy Inc. stockholders' equity	2,032,634	2,167,984
Noncontrolling interest	522	139
Total equity	2,033,156	2,168,123
Total liabilities and equity	$5,433,279	$5,552,057

TALOS ENERGY INC.	11	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Oil	$620,768	$373,195	$1,028,766	$813,918
Natural gas	31,040	39,415	83,943	92,150
NGL	13,005	12,111	24,414	31,712
Total revenues	664,813	424,721	1,137,123	937,780
Operating expenses:
Lease operating expense	155,683	136,971	284,718	264,776
Production taxes	103	130	146	244
Depreciation, depletion and amortization	229,369	269,706	459,753	550,422
Impairment of oil and natural gas properties	—	223,881	145,018	223,881
Accretion expense	35,908	32,046	70,847	62,940
General and administrative expense	44,626	39,430	85,596	74,045
Other operating (income) expense	902	(3,851)	12,249	(8,387)
Total operating expenses	466,591	698,313	1,058,327	1,167,921
Operating income (expense)	198,222	(273,592)	78,796	(230,141)
Interest expense	(39,162)	(40,811)	(78,340)	(81,738)
Price risk management activities income (expense)	30,549	86,855	(142,998)	71,002
Equity method investment income (expense)	(113)	(186)	6,557	(676)
Other income (expense)	5,230	5,371	9,415	9,231
Net income (loss) before income taxes	194,726	(222,363)	(126,570)	(232,322)
Income tax benefit (expense)	(44,837)	36,426	20,455	36,517
Net income (loss)	$149,889	$(185,937)	$(106,115)	$(195,805)
Net income (loss) attributable to noncontrolling interest	222	—	383	—
Net income (loss) attributable to Talos Energy Inc.	$149,667	$(185,937)	$(106,498)	$(195,805)

Net income (loss) per share attributable to common stockholders:
Basic	$0.90	$(1.05)	$(0.64)	$(1.10)
Diluted	$0.88	$(1.05)	$(0.64)	$(1.10)
Weighted average common shares outstanding:
Basic	166,980	177,404	167,677	178,791
Diluted	170,085	177,404	167,677	178,791

TALOS ENERGY INC.	12	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$(106,115)	$(195,805)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion expense	530,600	613,362
Impairment of oil and natural gas properties	145,018	223,881
Amortization of deferred financing costs and original issue discount	3,862	3,695
Equity-based compensation expense	11,745	8,544
Price risk management activities (income) expense	142,998	(71,002)
Net cash received (paid) on settled derivative instruments	(96,616)	38,482
Equity method investment (income) expense	(6,557)	676
Settlement of asset retirement obligations	(40,571)	(38,249)
Loss (gain) on sale of assets	1,564	(16)
Changes in operating assets and liabilities:
Accounts receivable	(11,096)	63,863
Other current assets	(57,931)	24,361
Accounts payable	333	(2,451)
Other current liabilities	3,631	(9,244)
Other non-current assets and liabilities, net	(46,228)	(40,219)
Net cash provided by (used in) operating activities	474,637	619,878
Cash flows from investing activities:
Exploration, development and other capital expenditures	(254,037)	(276,149)
Payments for acquisitions, net of cash acquired	(3,125)	(14,845)
Proceeds from (cash paid for) sale of property and equipment, net	15,027	687
Contributions to equity method investees	—	(1,996)
Proceeds from sale of equity method investments	49,665	—
Net cash provided by (used in) investing activities	(192,470)	(292,303)
Cash flows from financing activities:
Deferred financing costs	(7,349)	—
Other deferred payments	(4,548)	(10,172)
Payments of finance lease	(10,528)	(9,616)
Purchase of treasury stock	(38,203)	(54,736)
Employee stock awards tax withholdings	(5,945)	(2,399)
Net cash provided by (used in) financing activities	(66,573)	(76,923)

Net increase (decrease) in cash, cash equivalents and restricted cash	215,594	250,652
Cash, cash equivalents and restricted cash:
Balance, beginning of period	438,990	214,432
Balance, end of period	$654,584	$465,084

Supplemental non-cash transactions:
Capital expenditures included in accounts payable and accrued liabilities	$59,974	$48,926
Supplemental cash flow information:
Interest paid, net of amounts capitalized	$57,618	$59,769

TALOS ENERGY INC.	13	333 Clay St., Suite 3300, Houston, TX 77002

SUPPLEMENTAL NON-GAAP INFORMATION

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP measures which may be reported by other companies.

Reconciliation of General and Administrative Expenses to Adjusted General and Administrative Expenses

We believe the presentation of Adjusted General and Administrative Expenses provides management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted General & Administrative Expenses has limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

General and Administrative Expenses. General and Administrative Expenses generally consist of costs incurred for overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, costs of managing our production operations, bad debt expense, equity-based compensation expense, audit and other fees for professional services and legal compliance.

($ thousands)	Three Months Ended June 30, 2026
Reconciliation of General & Administrative Expenses to Adjusted General & Administrative Expenses:
Total General and administrative expense	$44,626
Transaction expenses	(1,344)
Non-cash equity-based compensation expense	(6,409)
Adjusted General & Administrative Expenses	$36,873

Reconciliation of Net Income (Loss) attributable to Talos Energy Inc. to EBITDA, Adjusted EBITDA and Adjusted EBITDA attributable to Talos Energy Inc.

“EBITDA,” “Adjusted EBITDA” and "Adjusted EBITDA attributable to Talos Energy Inc." provide management and investors with (i) additional information to evaluate, with certain adjustments, items required or permitted in calculating covenant compliance under our debt agreements, (ii) important supplemental indicators of the operational performance of our business, (iii) additional criteria for evaluating our performance relative to our peers and (iv) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. EBITDA, Adjusted EBITDA and Adjusted EBITDA attributable to Talos Energy Inc. have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), net income (loss) attributable to Talos Energy Inc., operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

EBITDA. Net income (loss) plus interest expense; income tax expense (benefit); depreciation, depletion and amortization; and accretion expense.

Adjusted EBITDA. EBITDA plus non-cash impairment of oil and natural gas properties, transaction and other (income) expenses, decommissioning obligations, the net change in fair value of derivatives (mark-to-market effect, net of cash settlements and premiums related to these derivatives), (gain) loss on debt extinguishment, non-cash write-down of other well equipment and non-cash equity-based compensation expense.

Adjusted EBITDA attributable to Talos Energy Inc. Adjusted EBITDA, less adjustments for noncontrolling interest.

Adjusted EBITDA attributable to Talos Energy Inc. excluding hedges. We have historically provided as a supplement to—rather than in lieu of—Adjusted EBITDA including hedges, provides useful information regarding our results of operations and profitability by illustrating the operating results of our oil and natural gas properties without the benefit or detriment, as applicable, of our financial oil and natural gas hedges. By excluding our oil and natural gas hedges, we are able to convey actual operating results using realized market prices during the period, thereby providing analysts and investors with additional information they can use to evaluate the impacts of our hedging strategies over time.

TALOS ENERGY INC.	14	333 Clay St., Suite 3300, Houston, TX 77002

The following tables present a reconciliation of the GAAP financial measure of Net Income (loss) attributable to Talos Energy Inc. to EBITDA, Adjusted EBITDA, Adjusted EBITDA attributable to Talos Energy Inc., Adjusted EBITDA attributable to Talos Energy Inc. excluding hedges for each of the periods indicated (in thousands):

	Three Months Ended
($ thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Reconciliation of Net Income (Loss) attributable to Talos Energy Inc. to Adjusted EBITDA attributable to Talos Energy Inc.:
Net Income (loss) attributable to Talos Energy Inc.	$149,667	$(256,165)	$(202,580)	$(95,905)
Net income (loss) attributable to noncontrolling interest	222	161	(1,031)	(3)
Net income (loss)	149,889	(256,004)	(203,611)	(95,908)
Interest expense	39,162	39,178	40,796	40,847
Income tax expense (benefit)	44,837	(65,292)	(48,448)	(24,204)
Depreciation, depletion and amortization	229,369	230,384	243,222	262,637
Accretion expense	35,908	34,939	31,592	30,764
EBITDA	499,165	(16,795)	63,551	214,136
Impairment of oil and natural gas properties	—	145,018	170,392	60,209
Transaction and other (income) expenses(1)	1,344	8,605	1,100	9,253
Decommissioning obligations(2)	215	162	3,010	316
Derivative fair value (gain) loss(3)	(30,549)	173,547	(30,227)	(4,226)
Net cash received (paid) on settled derivative instruments(3)	(74,146)	(22,470)	26,384	16,605
Non-cash equity-based compensation expense	6,409	5,336	4,919	4,955
Adjusted EBITDA	402,438	293,403	239,129	301,248
Less: adjustment for noncontrolling interest	258	196	(1,001)	8
Adjusted EBITDA attributable to Talos Energy Inc.	402,180	293,207	240,130	301,240
Add: Net cash (received) paid on settled derivative instruments(3)	74,146	22,470	(26,384)	(16,605)
Adjusted EBITDA attributable to Talos Energy Inc. excluding hedges	$476,326	$315,677	$213,746	$284,635
Production:
Boe(4)	8,529	7,994	8,203	8,757
Adjusted EBITDA attributable to Talos Energy Inc. and Adjusted EBITDA attributable to Talos Energy Inc. excluding hedges margin:
Adjusted EBITDA attributable to Talos Energy Inc. per Boe(4)	$47.15	$36.68	$29.27	$34.40
Adjusted EBITDA attributable to Talos Energy Inc. excluding hedges per Boe(1)(4)	$55.85	$39.49	$26.06	$32.50

(1)
Other income (expense) includes miscellaneous income and expenses that we do not view as a meaningful indicator of our operating performance. For the three months ended March 31, 2026, it includes a $14.3 million litigation settlement accrued as an expense offset by a $6.8 million gain on the Incremental Mexico Equity Sale. For the three months ended September 30, 2025, it includes the derecognition of $8.9 million related to a deferred payment that was deemed uncollectible.
(2)
Estimated decommissioning obligations were a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency and are included in “Other operating (income) expense” on our consolidated statements of operations.
(3)
The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA attributable to Talos Energy Inc. on an unrealized basis during the period the derivatives settled.
(4)
One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

TALOS ENERGY INC.	15	333 Clay St., Suite 3300, Houston, TX 77002

Reconciliation of Adjusted EBITDA attributable to Talos Energy Inc. to Adjusted Free Cash Flow attributable to Talos Energy Inc. and Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow attributable to Talos Energy Inc.

“Adjusted Free Cash Flow attributable to Talos Energy Inc.” before changes in working capital provides management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Free Cash Flow attributable to Talos Energy Inc. has limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), net income (loss) attributable to Talos Energy Inc., operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

Capital Expenditures and Plugging & Abandonment. Actual capital expenditures and plugging & abandonment recognized in the quarter, inclusive of accruals.

Interest Expense. Actual interest expense per the income statement.

Talos did not pay any cash income taxes in the period, therefore cash income taxes have no impact to the reported Adjusted Free Cash Flow attributable to Talos Energy Inc. before changes in working capital number.

($ thousands)	Three Months Ended June 30, 2026
Reconciliation of Adjusted EBITDA attributable to Talos Energy Inc. to Adjusted Free Cash Flow attributable to Talos Energy Inc. (before changes in working capital):
Adjusted EBITDA attributable to Talos Energy Inc.	$402,180
Capital expenditures	(112,518)
Plugging & abandonment	(18,702)
Decommissioning obligations settled	(221)
Interest expense	(39,162)
Adjusted Free Cash Flow attributable to Talos Energy Inc. (before changes in working capital)	$231,577

($ thousands)	Three Months Ended June 30, 2026
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow attributable to Talos Energy Inc. (before changes in working capital):
Net cash provided by operating activities(1)	$300,636
(Increase) decrease in operating assets and liabilities	1,121
Capital expenditures(2)	(112,518)
Decommissioning obligations settled	(221)
Transaction and other (income) expenses(3)	1,344
Decommissioning obligations(4)	215
Amortization of deferred financing costs and original issue discount	(1,896)
Income tax benefit	44,837
Adjustment for noncontrolling interest	(258)
Other adjustments	(1,683)
Adjusted Free Cash Flow attributable to Talos Energy Inc. (before changes in working capital)	$231,577

(1)
Includes settlement of asset retirement obligations.
(2)
Includes accruals and excludes acquisitions.
(3)
Other income (expense) includes other miscellaneous income and expenses that we do not view as a meaningful indicator of our operating performance.
(4)
Estimated decommissioning obligations were a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency.

TALOS ENERGY INC.	16	333 Clay St., Suite 3300, Houston, TX 77002

Reconciliation of Net Income (Loss) attributable to Talos Energy Inc. to Adjusted Net Income (Loss) attributable to Talos Energy Inc. and Adjusted Earnings per Share

“Adjusted Net Income (Loss) attributable to Talos Energy Inc.” and “Adjusted Earnings per Share” are to provide management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Net Income (Loss) attributable to Talos Energy Inc. and Adjusted Earnings per Share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP or as an alternative to net income (loss), net income (loss) attributable to Talos Energy Inc., operating income (loss), earnings per share or any other measure of financial performance presented in accordance with GAAP.

Adjusted Net Income (Loss) attributable to Talos Energy Inc. Net income (loss) attributable to Talos Energy Inc. plus impairment of oil and natural gas properties, transaction related costs, derivative fair value (gain) loss, net cash receipts (payments) on settled derivative instruments, income tax expense (benefit) and non-cash equity-based compensation expense.

Adjusted Earnings per Share. Adjusted Net Income (Loss) attributable to Talos Energy Inc. divided by the number of common shares.

	Three Months Ended June 30, 2026
($ thousands, except per share amounts)		Basic per Share	Diluted per Share
Reconciliation of Net Income (Loss) attributable to Talos Energy Inc. to Adjusted Net Income (Loss) attributable to Talos Energy Inc.:
Net Income (loss) attributable to Talos Energy Inc.	$149,667	$0.90	$0.88
Transaction and other (income) expenses(1)	1,344	$0.01	$0.01
Decommissioning obligations(2)	215	$0.00	$0.00
Derivative fair value (gain) loss(3)	(30,549)	$(0.18)	$(0.18)
Net cash received (paid) on settled derivative instruments(3)	(74,146)	$(0.44)	$(0.44)
Non-cash income tax benefit	44,837	$0.27	$0.26
Non-cash equity-based compensation expense	6,409	$0.04	$0.04
Adjusted Net Income (Loss)(4) attributable to Talos Energy Inc.	$97,777	$0.59	$0.57

Weighted average common shares outstanding at June 30, 2026:
Basic	166,980
Diluted	170,085

(1)
Other income (expense) includes other miscellaneous income and expenses that the Company does not view as a meaningful indicator of its operating performance.
(2)
Estimated decommissioning obligations were a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency.
(3)
The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted Net Income (Loss) attributable to Talos Energy Inc. on an unrealized basis during the period the derivatives settled.
(4)
The per share impacts reflected in this table were calculated independently and may not sum to total adjusted basic and diluted EPS due to rounding.

TALOS ENERGY INC.	17	333 Clay St., Suite 3300, Houston, TX 77002

Reconciliation of Total Debt to Net Debt and Net Debt to LTM Adjusted EBITDA attributable to Talos Energy Inc.

We believe the presentation of Net Debt, LTM Adjusted EBITDA attributable to Talos Energy Inc. and Net Debt to LTM Adjusted EBITDA attributable to Talos Energy Inc. is important to provide management and investors with additional important information to evaluate our business. These measures are widely used by investors and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.

Net Debt. Total Debt principal minus cash and cash equivalents.

Net Debt to LTM Adjusted EBITDA attributable to Talos Energy Inc. Net Debt divided by the LTM Adjusted EBITDA attributable to Talos Energy Inc.

($ thousands)	June 30, 2026
Reconciliation of Net Debt:
9.000% Second-Priority Senior Secured Notes	$625,000
9.375% Second-Priority Senior Secured Notes	625,000
Bank Credit Facility – matures January 2030	—
Total Debt	1,250,000
Less: Cash and cash equivalents	(577,587)
Net Debt	$672,413

Calculation of LTM Adjusted EBITDA attributable to Talos Energy Inc.:
Adjusted EBITDA attributable to Talos Energy Inc. for three months period ended September 30, 2025	$301,240
Adjusted EBITDA attributable to Talos Energy Inc. for three months period ended December 31, 2025	240,130
Adjusted EBITDA attributable to Talos Energy Inc. for three months period ended March 31, 2026	293,207
Adjusted EBITDA attributable to Talos Energy Inc. for three months period ended June 30, 2026	402,180
LTM Adjusted EBITDA attributable to Talos Energy Inc.	$1,236,757

Reconciliation of Net Debt to LTM Adjusted EBITDA attributable to Talos Energy Inc.:
Net Debt / LTM Adjusted EBITDA attributable to Talos Energy Inc.(1)	0.5x

(1)
Net Debt / LTM Adjusted EBITDA attributable to Talos Energy Inc. figure excludes the payments of Finance Lease. Had the Finance Lease been included, Net Debt / LTM Adjusted EBITDA attributable to Talos Energy Inc. would have been 0.6x.

TALOS ENERGY INC.	18	333 Clay St., Suite 3300, Houston, TX 77002